Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Rockwell Medical, Inc. on Form S3 (No. 333-282538, 333-273983, and 333-266135) and Form S-8 (Nos. 333-289604, 333-282539, 333-273985, 333-266892, 333-238889, and 333-227365) of our report dated March 26, 2026, on our audits of the financial statements as of December 31, 2024 and 2025 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 26, 2026.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
March 26, 2026